                                                                       EXHIBIT 4


                            BEAR, STEARNS & CO. INC.
                               383 Madison Avenue
                            New York, New York 10179

                   J.P. MORGAN SECURITIES INC. 270 Park Avenue
                            New York, New York 10017

                          DEUTSCHE BANK SECURITIES INC.
                                 60 Wall Street
                            New York, New York 10005



                                                                    July 1, 2004

                       Senior Subordinated Note Financing
                                Commitment Letter


Kelso & Company, L.P.
320 Park Avenue
New York, NY 10022

Attention:  Phil Berney

Church & Dwight Co., Inc.
469 North Harrison Street
Princeton, NJ 08543

Attention:  Zvi Eiref

Ladies and Gentlemen:

         You have advised Bear, Stearns & Co. Inc. ("Bear Stearns"), J.P. Morgan Securities Inc. ("JPMorgan" and, together with Bear Stearns, the "Lead Arrangers") and Deutsche Bank Securities Inc. ("Deutsche Bank" and, together with the Lead Arrangers, the "Arrangers") that Kelso & Company, L.P. and Church & Dwight Co., Inc. (together with certain of their respective affiliates and related investors, collectively the "Purchasers"), have formed a new special purpose entity ("AcquisitionCo") and have formed or will form a newly formed single purpose holding company that owns or will own all of the outstanding equity interests in AcquisitionCo (the "Parent"), and intend to merge AcquisitionCo with and into Del Laboratories, Inc. (the "Target") in order to acquire the Target (the "Acquisition") through a merger upon a public proxy solicitation at a merger consideration of $35.00 per share and for total consideration of approximately $453.9 million (including the repayment of all indebtedness and sale-lease back transactions of approximately $70.9 million, but excluding


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                                                                          Page 2

fees, expenses and employment-related payments made at the time of consummation of the Acquisition which shall not exceed $48.0 million). You have further advised us that, upon consummation of the Acquisition, all of the outstanding equity interests of the Target will be owned by the Parent, that one or more affiliates of Kelso & Company, L.P. and existing management of the Target and certain other investors, if any, will contribute $108.7 million of common equity to the Parent (including not more than $5.0 million in rollover equity, if any), that Church & Dwight Co., Inc. and/or one or more of its affiliates (collectively, "C&D") will purchase $30.0 million face value of preferred PIK equity issued by the Parent and that all of the existing indebtedness of the Target will be repaid simultaneously with the closing of the Acquisition and the financings described herein. We understand that C&D will pay a total of $30.0 million in cash for such Parent preferred PIK equity and the Orajel Sale Option referred to below. We understand that the Acquisition will be effected pursuant to the Agreement and Plan of Merger among the Parent, AcquisitionCo and the Target that you have delivered to us (the "Merger Agreement"), as more specifically described in the Sources and Uses Table (the "Table") attached as Schedule I to Exhibit A hereto, with the respective amounts (some of which are estimated amounts) expended in connection therewith being set forth in the Table. We also understand that C&D will acquire an option from the Target to purchase the Orajel brand and to be agreed related assets and business from the Target during the first 90-days of the third year following the consummation of the Acquisition, on terms and conditions and pursuant to an agreement in form and substance reasonably satisfactory to us, for a purchase price of not less than $180.0 million payable in cash at the closing of such purchase (such purchase, the "Orajel Sale", and such option, the "Orajel Sale Option"). References herein to the "Transaction" shall include the Acquisition, the financings described herein and all other transactions related to the Acquisition and such financings, it being understood that the Orajel Sale does not form a part of the Transaction.

         You have also advised us that you propose to finance the Transaction and the related premiums, fees and expenses from the following sources: (a) not less than $108.7 million in common equity issued by the Parent to one or more affiliates of Kelso & Company, L.P. and to existing management of the Target (including not more than $5.0 million in rollover equity, if any) and certain other investors, if any (together with Kelso & Company, L.P. and certain of its affiliates, the "Common Investor Group"), on terms to be agreed upon by Kelso & Company, L.P. and reasonably satisfactory to us (the "Equity"), which will be contributed by the Parent to AcquisitionCo to finance the Acquisition, (b) not less than $30.0 million in face value of preferred PIK equity issued by the Parent to C&D (together with the Common Investor Group, the "Investor Group") for an aggregate purchase price equal to $30.0 million minus the purchase price for the Orajel Sale Option, on terms to be agreed upon by C&D and reasonably satisfactory to us (the "Preferred Equity"), the proceeds of which will be contributed by the Parent to AcquisitionCo to finance the Acquisition, (c) available cash shown on the Target's balance sheet and the proceeds from the sale of the Orajel Sale Option, (d) approximately $210.0 million under senior secured credit facilities in the aggregate amount of $260.0 million of the Target (directly or as successor to AcquisitionCo by merger) comprised of a $50.0 million revolving credit facility (the "Revolving Credit Facility") and a $210.0 million Term Loan B facility (the "Term Loan B Facility", together with the Revolving Credit Facility, the "Senior Facilities"), and (e) at least $150.0 million in cash proceeds from the issuance of senior subordinated unsecured notes of the Target (directly or as successor to AcquisitionCo by merger) (the "Senior Subordinated Notes") in a public offering or Rule 144A private placement

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                                                                          Page 3

(the "Senior Subordinated Note Financing"). The Revolving Credit Facility will be used to finance the continuing operations of the Target and its subsidiaries and other general corporate purposes after the Transaction; provided that up to $5.0 million of revolving borrowings may be made on the closing date of the Transaction in connection therewith.

         In connection with the Transaction, the Arrangers have been retained by you pursuant to an engagement letter dated the date hereof (the "Engagement Letter") to provide the services described therein including, in the case of Bear Stearns and JPMorgan, to act as joint book lead underwriters, joint book lead initial purchasers and/or joint book lead placement agents, as applicable, and, in the case of Deutsche Bank or one of its affiliate, to act as a co-manager, with respect to the Senior Subordinated Note Financing or any other underwritten offering or private placement related to any other debt or convertible debt securities in connection with the financing of the Transaction.

         Each of Bear Stearns and JPMorgan is pleased to advise you that it is willing to act as a joint book lead underwriter, a joint book lead initial purchaser and/or a joint book lead placement agent for the Senior Subordinated Note Financing and Deutsche Bank is pleased to advise you that it or one of its affiliates is willing to act as a co-manager for the Senior Subordinated Note Financing, with Bear Stearns to appear on the left and JPMorgan to appear on the right, in each case above Deutsche Bank, on the front cover of any preliminary offering memorandum or preliminary prospectus prepared in connection with the Senior Subordinated Notes, and each of Bear Stearns, JPMorgan and Deutsche Bank is pleased to advise you of its commitment to you to purchase or place, severally and not jointly, 40.0%, 40.0% and 20.0%, respectively, of the Senior Subordinated Notes, on a pro rata basis, pursuant to one or more underwriting or purchase agreements in Bear Stearns' customary form (the "Note Purchase Agreement") and indentures and registration rights agreements which shall collectively include the terms, conditions and other provisions set forth in the Summary of Terms and Conditions attached hereto as Exhibit A (the "Senior Subordinated Note Term Sheet"), in the Senior Subordinated Note Fee Letter referred to below and such other representations warranties, conditions, covenants, events of default and other provisions and such other documents as are customary for financings of this kind. In addition, a portion of the economics of the Senior Subordinated Note Financing payable to the Arrangers may be shared by the Lead Arrangers, at their option, with additional underwriters, initial purchasers or placement agents, as determined by the Lead Arrangers in their discretion (allocated to the Arrangers proportionately to their selldown), but the aggregate amount payable to the Arrangers shall not thereby be increased. You agree, however, that, except as set forth above, no other underwriter, placement agent or initial purchaser will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Senior Subordinated Note Term Sheet, the Engagement Letter and the Senior Subordinated Note Fee Letter referred to below) will be paid in connection with the Senior Subordinated Note Financing, unless you and the Lead Arrangers shall so agree. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Senior Subordinated Note Term Sheet.

         The Purchasers, the Parent and AcquisitionCo will, and will cause the Target and their respective subsidiaries and affiliates to, comply in all material respects with the applicable requirements of Rule 144A or, as applicable, Regulations S-K or S-X, and the applicable securities laws and regulations and cooperate with the Arrangers in the offering and placement

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                                                                          Page 4

of the Senior Subordinated Note Financing, including, without limitation: (a) upon request of the Lead Arrangers, making requested members of senior management and representatives of the Purchasers, the Parent, AcquisitionCo, the Target and their respective subsidiaries and affiliates available to participate in information meetings with potential purchasers and rating agencies at such times and places as the Lead Arrangers may reasonably request, (b) providing to the Arrangers not later than the 30th day prior to the anticipated closing date of the Transaction (i) a preliminary offering memorandum or registration statement and preliminary prospectus (with Bear Stearns to appear on the left and JPMorgan to appear on the right, in each case above Deutsche Bank, on the front cover of such preliminary offering memorandum or preliminary prospectus) with respect to the Senior Subordinated Notes to be distributed at such time as is specified by the Lead Arrangers to potential purchasers, containing all relevant information about the Transaction and the Purchasers, the Parent, AcquisitionCo and the Target and their respective subsidiaries and affiliates and any other matters that the Lead Arrangers may deem reasonably necessary to complete a successful offering or that the Arrangers, the Purchasers, the Parent, AcquisitionCo or the Target may reasonably consider necessary or appropriate for accurate, complete and adequate disclosure (including audited, pro forma and other financial statements and schedules of the Parent, AcquisitionCo and the Target of the type that would be required in a registered public offering), (ii) management's projections (including balance sheets, income statements and statements of cash flow) for the Target for fiscal years 2004 through 2011 after giving pro forma effect to the Transaction (the "Projections"), and (iii) such other information as may reasonably be requested by the Arrangers or their counsel, (c) commencing one or more "road shows" with respect to the Senior Subordinated Note Financing as soon after delivery of the aforesaid preliminary offering memorandum as is reasonably feasible, at such times as the Lead Arrangers may reasonably indicate, and (d) meeting with rating agencies, providing them with such information at such times and in such forms as they may reasonably request and, at the Purchasers' expense, working with the Lead Arrangers to procure ratings for the Senior Subordinated Notes by Moody's Investors Service, Inc. and Standard & Poor's Ratings Group prior to the commencement of the placement efforts in respect of the Senior Subordinated Notes.

         To assist the Arrangers in their placement efforts, you agree promptly to prepare and provide to the Arrangers all information with respect to the Parent, AcquisitionCo, the Target and the Transaction, including all financial information and Projections, as we may reasonably request in connection with the placement of the Senior Subordinated Notes. You hereby represent and covenant that (a) all factual information other than the Projections and other forward-looking statements and information (the "Information") that has been or will be made available to the Arrangers by you or any of your representatives, taken as a whole, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections and other forward-looking statements and information that have been or will be made available to the Arrangers by you or any of your representatives have been or will be prepared in good faith based upon assumptions believed to be reasonable at the time of the preparation thereof; provided, that (i) the Purchasers are making the representation and covenant in clause (a) of this sentence only to the best of their knowledge and (ii) the Parent, AcquisitionCo, the Target and their subsidiaries will upon assumption of the obligations of the Purchasers under this senior


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                                                                          Page 5

subordinated note commitment letter (the "Senior Subordinated Note Commitment Letter") be bound by such representation and covenant whether or not they have (and otherwise without regard to) any knowledge as to the matters set forth therein. You understand that in placing the Senior Subordinated Notes we may use and rely on the Information, the Projections and other forward-looking statements and information without independent verification thereof.

         As consideration for the commitments and agreements of the Arrangers hereunder you agree to pay, or to cause the Target to pay, the nonrefundable fees set forth in the Senior Subordinated Note Term Sheet and in the Senior Subordinated Note Fee Letter dated the date hereof and delivered herewith (the "Senior Subordinated Note Fee Letter"), as and when indicated therein, and to perform the obligations set forth in the Senior Subordinated Note Fee Letter, including those relating to changes in the pricing, amounts, terms and structure of the Senior Subordinated Note Financing.

         Each Arranger's commitments and agreements hereunder are subject to (a) the Lead Arrangers' being reasonably satisfied that, after the date hereof, there shall not have occurred or become known to us any event, development, condition or circumstance that has had or could reasonably be expected to have a material adverse effect on the Transaction or on the business, assets, property, financial condition or results of operations of the Target and its subsidiaries, taken as a whole, (b) the Lead Arrangers not becoming aware after the date hereof of any information or other matter (including any matter relating to financial models and underlying assumptions relating to the Projections and projected cost savings increasing projected EBITDA) affecting the Target or the Transaction that in the Lead Arrangers' reasonable judgment is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the date hereof, (c) there not having occurred, after the date hereof, a material disruption of or material adverse change in financial, banking or capital market conditions generally, or in the markets for new issuances of high yield securities specifically, in each case that, in the reasonable judgment of the Lead Arrangers, would reasonably be expected to materially impair the satisfactory placement of the Senior Subordinated Notes,
(d) the Lead Arrangers' reasonable satisfaction that prior to and during the placement of the Senior Subordinated Notes there shall be no offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Parent, AcquisitionCo or the Target and/or any of their respective controlled affiliates (and in any event excluding the Purchasers and their other respective subsidiaries) that could disrupt, compete with or otherwise interfere with the satisfactory placement of the Senior Subordinated Notes (other than the Senior Facilities), (e) the Merger Agreement and related definitive documentation with respect to the Acquisition not having been terminated or otherwise ceased to be in full force and effect, on substantially the terms and conditions as previously provided to us or as waived, amended or supplemented in any immaterial respect or with the Arrangers' consent (which will not be unreasonably withheld), (f) the negotiation, execution and delivery on or before January 31, 2005 of definitive documentation with respect to the Senior Subordinated Note Financing reasonably satisfactory to the Arrangers and their counsel, (g) performance in all material respects of all of the obligations set forth in the Engagement Letter, (h) your compliance in all material respects with your covenants and agreements with us in respect of the Transaction (including, without limitation, your covenants and agreements contained in this Senior Subordinated Note Commitment Letter, the Senior Subordinated Note Fee Letter and the Engagement Letter) and the correctness in all material respects of your


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                                                                          Page 6

representations and warranties to us in connection therewith, and (i) the satisfaction of the other conditions set forth or referred to in the Senior Subordinated Note Term Sheet, the Senior Subordinated Note Fee Letter and/or the Engagement Letter. The terms and conditions of the Arrangers' commitments hereunder and of the Senior Subordinated Note Financing are not limited to those set forth herein and in the Senior Subordinated Note Term Sheet. Those matters that are not covered by the provisions hereof (including the immediately preceding paragraph hereof) and of the Senior Subordinated Note Term Sheet are subject to the approval and agreement of the Arrangers and you.

         You agree (a) to indemnify and hold harmless each Arranger, their affiliates and their respective officers, directors, employees, attorneys, advisors, and agents (each, an "Indemnified Person") as set forth in Annex A hereto, (b) subject to and upon the closing of the Acquisition, to reimburse each Arranger and its affiliates on written demand for all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of one firm of counsel) incurred in connection with the preparation and negotiation of this Senior Subordinated Note Commitment Letter, the Senior Subordinated Note Term Sheet and the Senior Subordinated Note Fee Letter or the administration, amendment, modification or waiver thereof (it being understood that such expenses shall not include any out-of-pocket expenses of the Arrangers and their respective affiliates incurred in connection with the Senior Subordinated Note Financing after the date of this Senior Subordinated Note Commitment Letter), and (c) to pay all customary Blue Sky, National Association of Securities Dealers, Inc., rating agency and document printing fees and expenses and any customary road show expenses. No Indemnified Person shall be liable for any damages arising from the use by unauthorized persons of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages on any theory of liability in connection with any act, omission, breach, occurrence or event relating in any respect to any of the Senior Subordinated Note Financing or the Transaction.

         You acknowledge that each of Bear Stearns, JPMorgan and Deutsche Bank and their affiliates (the terms "Bear Stearns," "JPMorgan" and "Deutsche Bank" as used in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services to other companies in respect of which you or the Target may have conflicting interests regarding the Transaction and otherwise. Bear Stearns, JPMorgan and Deutsche Bank will not use confidential information obtained from you by virtue of the Transaction or their other relationships with you in connection with the performance by Bear Stearns, JPMorgan or Deutsche Bank of services for other companies, and Bear Stearns, JPMorgan and Deutsche Bank will not furnish any such information to other companies. You also acknowledge that Bear Stearns, JPMorgan and Deutsche Bank have no obligation to use in connection with the Transaction, or to furnish to you, confidential information obtained from other companies.

         This Senior Subordinated Note Commitment Letter may be assigned by you to the Parent and/or AcquisitionCo, shall not otherwise be assignable by you without the prior written consent of each Arranger (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the signatory parties hereto and their permitted assigns and is not intended to confer any benefits upon, or create any rights in favor


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                                                                          Page 7

of the Target, any existing owner of the Target, or any other person except the signatory parties hereto and the Indemnified Persons. This Senior Subordinated Note Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Arranger. This Senior Subordinated Note Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Senior Subordinated Note Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Senior Subordinated Note Commitment Letter, the Senior Subordinated Note Fee Letter and the Engagement Letter are the only agreements that have been entered into among us with respect to the Senior Subordinated Note Financing and set forth the entire understanding of the parties with respect thereto.

         You acknowledge and agree that any or all of the commitments and the other duties, rights and obligations of each of Bear Stearns, JPMorgan and Deutsche Bank under this Senior Subordinated Note Commitment Letter, the Senior Subordinated Note Fee Letter and the Engagement Letter may be assumed (in whole or in part) by Bear Stearns Corporate Lending Inc. ("BSCL"), JPMorgan Chase Bank ("JPMCB") and Deutsche Bank AG Cayman Islands Branch ("DBCIB"), respectively, in the sole discretion of BSCL, JPMCB or DBCIB, respectively. BSCL, JPMCB and DBCIB may jointly elect to assume such commitments in the form of commitments to provide senior subordinated loans on terms substantially identical to those provided for the Senior Subordinated Notes in this Senior Subordinated Note Commitment Letter and the Senior Subordinated Note Fee Letter and reasonably satisfactory to you, but only if all of the commitments hereunder are assumed in the form of senior subordinated loans. Any assumption by BSCL, JPMCB or DBCIB hereunder shall be binding only if set forth in a written instrument executed and delivered by BSCL, JPMCB and/or DBCIB, respectively, and shall be enforceable only as therein set forth, on terms reasonably satisfactory to you.

         This Senior Subordinated Note Commitment Letter is delivered to you on the understanding that neither this Senior Subordinated Note Commitment Letter, the Senior Subordinated Note Term Sheet, the Senior Subordinated Note Fee Letter or the Engagement Letter, nor any of their terms or substance shall be disclosed, directly or indirectly, by you to any other person except (a) to other members of the Investor Group and your and their directors, officers, employees, agents, attorneys, accountants and advisors who are directly involved in the consideration of this matter or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof); provided, that this Senior Subordinated Note Commitment Letter and the Senior Subordinated Note Term Sheet only may be disclosed to the Target and its directors, officers, employees, attorneys, accountants and advisors on a confidential basis, and the Senior Subordinated Note Term Sheet and/or any of the terms or substance thereof may be disclosed to prospective lenders and investors in connection with the financing of the Transaction.

         The compensation, reimbursement, indemnification and confidentiality provisions contained herein and the provisions contained in paragraphs 2, 3, 4 and 5 of the Senior Subordinated Note Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Senior Subordinated Note Commitment Letter or Bear Stearns', JPMorgan's or Deutsche Bank's commitment hereunder; provided, that your obligations under this Senior

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                                                                          Page 8

Subordinated Note Commitment Letter, other than those arising under the fifth, seventh (as to such Senior Subordinated Note Fee Letter provisions) and thirteenth paragraphs hereof and those arising under such provisions of the Senior Subordinated Note Fee Letter, shall automatically terminate and be superseded by the provisions of the definitive documentation relating to the Senior Subordinated Note Financing upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time.

         All of the obligations and liabilities of the Purchasers under this Senior Subordinated Note Commitment Letter, the Senior Subordinated Note Fee Letter and the Engagement Letter shall be in all respects joint and several.

         This Senior Subordinated Note Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. You hereby irrevocably submit to the non-exclusive jurisdiction of any court of the State of New York located in the County of New York or the United States District Court for the Southern District of the State of New York, or any appellate courts from any thereof, for the purpose of any suit, action or other proceeding arising out of this Senior Subordinated Note Commitment Letter, the Senior Subordinated Note Fee Letter, the Engagement Letter, or any of the agreements or transactions contemplated hereby, which is brought by or against you and you (i) hereby irrevocably agree that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court and (ii) hereby agree not to commence any action, suit or proceeding relating to this Senior Subordinated Note Commitment Letter, the Senior Subordinated Note Fee Letter, the Engagement Letter, or any such other agreements or transactions other than in such court except to the extent mandated by applicable law. You hereby waive any objection that you may now or hereafter have to the venue of any such suit, action or proceeding in any such court or that such suit, action or proceeding was brought in an inconvenient court and agree not to plead or claim the same. You hereby acknowledge that you have been advised by counsel in the negotiation, execution and delivery of this Senior Subordinated Note Commitment Letter, the Senior Subordinated Note Fee Letter, the Engagement Letter, and the other agreements and transactions contemplated hereby, that no Arranger has any fiduciary relationship with or fiduciary duty to you or any other person arising out of or in connection with this Senior Subordinated Note Commitment Letter, the Senior Subordinated Note Fee Letter, the Engagement Letter, or any of the other agreements or transactions contemplated hereby and that no Arranger has been retained to advise or has advised you or any other person regarding the wisdom, prudence or advisability of entering into or consummating the Transaction. YOU HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS SENIOR SUBORDINATED NOTE COMMITMENT LETTER, THE SENIOR SUBORDINATED NOTE FEE LETTER OR ANY OF THE OTHER AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO.

         The Purchasers hereby agree to cause the Target to become liable (whether by merger with AcquisitionCo or otherwise), effective upon the closing of the Acquisition, for any and all liabilities and obligations of the Purchasers relating to or arising out of any of the Purchasers' duties, responsibilities and obligations hereunder. The duties, responsibilities, liabilities and obligations of the Purchasers hereunder shall terminate once this Senior

Subordinated Note Commitment Letter becomes a legal, valid and binding obligation of the Target (to the extent enforceable under applicable law).

         You agree to deliver to the Arrangers all documentation and other information required by bank, securities or other regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including without limitation the U.S.A. Patriot Act.

         If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Senior Subordinated Note Term Sheet, the Senior Subordinated Note Fee Letter and the Engagement Letter by returning to us executed counterparts hereof, of the Senior Subordinated Note Fee Letter and of the Engagement Letter not later than 11:59 p.m., New York City time, on July 2, 2004. The commitments and agreements of the Arrangers herein will automatically expire at 11:59 p.m., New York City time, (a) on July 2, 2004 in the event we have not then received such executed counterparts in accordance with the immediately preceding sentence and (b) on January 31, 2005, if the Closing Date has not then occurred. Each Arranger may terminate its commitments and agreements under this Senior Subordinated Note Commitment Letter at any time if any breach or default occurs and is continuing in the performance of any of your obligations to any of the Arrangers with respect to the Transaction or if the Merger Agreement is terminated. You may at any time terminate such commitments and agreements in their entirety (but not in part).

         We are pleased to have been given the opportunity to assist you in connection with this important financing.


                                       Very truly yours,

                                       BEAR, STEARNS & CO. INC.

                                       By: /s/ Larry Alletto
                                           ------------------------------------
                                           Name:   Larry Alletto
                                           Title:  Senior Managing Director

                                       J.P. MORGAN SECURITIES INC.

                                       By: /s/ Claudette E. Kraus
                                           ------------------------------------
                                           Name:   Claudette E. Kraus
                                           Title:  Vice President

                                       DEUTSCHE BANK SECURITIES INC.

                                       By: /s/ Sean C. Murphy
                                           ------------------------------------
                                           Name:   Sean C. Murphy
                                           Title:  Director

                                       By: /s/ Charles W. Lockyer
                                           ------------------------------------
                                           Name:   Charles W. Lockyer
                                           Title:  Director

Accepted and agreed to
as of the date first
written above by:


KELSO & COMPANY, L.P.


By: /s/ Howard A. Matlin
    ------------------------------------
    Name:   Howard A. Matlin
    Title:  VP & CFO



CHURCH & DWIGHT CO., Inc.


By: /s/ Zvi Eiref
    ------------------------------------
    Name:   Zvi Eiref
    Title:  VP Finance & CFO